Exhibit 99.1

            Edge Petroleum Announces Increased Capital Spending Plan


    HOUSTON, May 5 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today that its Board of Directors has approved an increased capital budget for 2004 as well as an expansion to personnel and facilities in order to effectively manage its growing activities. Edge's capital spending budget for 2004 has been increased from approximately
$28 million to slightly over $39 million, an increase of approximately 40%. The largest increase was made to the drilling budget, which was increased $7.6 million or approximately 40%, from $18.9 million to $26.5 million. The additional capital will be used to drill a greater number of wells, 45 to 50, up from the original plan of 40 to 44 wells and to fund an increased average working interest in a number of the planned wells.

    The land and seismic budgets were both increased as the Company continues to increase its undeveloped acreage in southeast New Mexico and expands its seismic acquisition program in multiple play areas, both of which are focused on potential activity beyond 2004.

    Edge's Board also approved the addition of personnel needed to complement the Company's increased operations and growing asset base. These individuals will be added during the year based upon actual need and availability.

    John W. Elias, Edge's Chairman, President and CEO commented on the increased budget noting, "Our increased capital spending plans allow us to aggressively exploit the opportunities we have already identified as well as invest for potential future opportunities, yet still adhere to our strategy of living within our internally generated cash flow. We are increasing our employee headcount across all departments to ensure that we can handle every aspect of our growing activities in a cost efficient manner. After giving effect to the planned increases, I still expect our G&A cost on a unit of production basis to be significantly below 2003's level."

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".


    Statements regarding production volumes, drilling activity, price weakness, hedging levels, all guidance, forecasts for the first quarter and full year 2004, including future oil and gas prices, record earnings and cash flow, debt levels, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation
    -0-                             05/05/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU: